UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: March 2, 2012

(Date of earliest event reported)

Hornbeck Offshore Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32108	72-1375844
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

103 Northpark Boulevard, Suite 300 Covington, LA		70433
(Address of Principal Executive Offices)		(Zip Code)

(985) 727-2000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On March 2, 2012, Hornbeck Offshore Services, Inc., or the Company, entered into a purchase agreement by and among the Company, its subsidiaries, Energy Services Puerto Rico, LLC, Hornbeck Offshore Services, LLC, Hornbeck Offshore Transportation, LLC, Hornbeck Offshore Operators, LLC, HOS-IV, LLC, Hornbeck Offshore Trinidad & Tobago, LLC and HOS Port, LLC, as guarantors, and J.P. Morgan Securities LLC, as representative of the several initial purchasers named therein, collectively, the Initial Purchasers, relating to the issuance and sale of $375.0 million in aggregate principal amount of the Company’s 5.875% senior notes due 2020, or the Senior Notes. The Senior Notes will be issued at par for net proceeds, after estimated offering expenses, of approximately, $367.4 million. The Senior Notes will be offered and sold to the Initial Purchasers in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, and will be resold to qualified institutional buyers in reliance on Rule 144A and outside the United States in compliance with Regulation S of the Securities Act. The closing of the issuance and sale of the Senior Notes is expected to occur on March 16, 2012, subject to customary closing conditions.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Company, on one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. A copy of the Purchase Agreement is filed as Exhibit 10.1 to this report and is incorporated herein by reference. The description of the Purchase Agreement in this report is a summary and is qualified in its entirety by the terms of the Purchase Agreement.

Item 8.01 – Other Events.

On March 2, 2012, the Company announced that it has commenced a cash tender offer to purchase any and all of its $300.0 million outstanding aggregate principal amount 6.125% Senior Notes due 2014, or the 2014 Notes. In connection with the tender offer, the Company is soliciting consents to proposed amendments that would eliminate most of the restrictive covenants and default provisions contained in the indenture governing the 2014 Notes. The tender offer is subject to certain conditions, including receipt of consents to the proposed amendments to the indenture governing the 2004 Notes from holders of a majority in principal amount of the outstanding 2004 Notes; execution of a supplemental indenture effecting the amendments; consummation of the Offering described in Item 1.01 and certain other customary conditions. A copy of this press release is attached as Exhibit 99.1.

On March 2, 2012, the Company also announced that it intended to raise $350.0 million through a private placement of senior notes due 2020. Subsequently, on that same day, the Company announced that it had increased the size of its previously announced offering, agreeing to sell $375.0 million aggregate principal amount of its 5.875% senior notes due 2020. Copies of these press releases are attached as Exhibits 99.1 and 99.2. These press releases shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits.

10.1	Purchase Agreement dated March 2, 2012 by and among Hornbeck Offshore Services, Inc., Energy Services Puerto Rico, LLC, Hornbeck Offshore Services, LLC, Hornbeck Offshore Transportation, LLC, Hornbeck Offshore Operators, LLC, HOS-IV, LLC, Hornbeck Offshore Trinidad & Tobago, LLC and HOS Port, LLC and J.P. Morgan Securities LLC, as representative of the Initial Purchasers named therein.

99.1	Press Release dated March 2, 2012 announcing tender offer.

99.2	Press Release dated March 2, 2012 announcing senior note offering.

99.3	Press Release dated March 2, 2012 announcing pricing of senior notes due 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hornbeck Offshore Services, Inc.

Date: March 5, 2012	By:	/s/ James O. Harp, Jr.
James O. Harp, Jr.
Executive Vice President and Chief Financial Officer